CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION THAT WAS OMITTED IN THE EDGAR VERSION HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

Dated

Manufacturing, Supply and

Development Agreement

Parties

MiniFAB (Ault) Pty Ltd

ACN 100 768 474

TearLab Research, Inc.

Contact

Bernard O’Shea

Norton Rose Fulbright Australia

Level 15, RACV Tower, 485 Bourke Street, Melbourne, Victoria 3000

Tel: +61 (0)3 8686 6573

www.nortonrosefulbright.com

Our ref: 2626784

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Contents

1.	Definitions and interpretation	1
2.	Establishment of New Location	8
3.	Manufacture of Product	9
4.	Forecasting and ordering	11
5.	Delivery	15
6.	Price	17
7.	Disaster Recovery Planning	17
8.	Development of New Products	18
9.	Intellectual Property	24
10.	Obligations of MiniFAB	28
11.	Meeting	29
12.	Amendments to Specifications	29
13.	Registrations, safety and Product liability	31
14.	Insurance	32
15.	Warranties	32
16.	Sub-Contractors	33
17.	Term, breach and termination	33
18.	Liability and Indemnity	37
19.	Confidentiality	39
20.	Disputes	41
21.	Force Majeure	43
22.	Notices	43
23.	General	44
Schedule 1 - Pricing Schedule		47
Schedule 2 Base Card		48
Schedule 3 Finished Product		49
Schedule 4 Deed Poll of Accession		50
Annexure A Requirement Definitions of Product		51
Annexure B Specifications for Product		52

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Agreement dated	March 2016

Parties	MiniFAB (Aust) Pty Ltd ACN 100 768 474
of 9 The Centreway, Mount Waverley, Victoria 3149,
Australia
(MiniFAB)

TearLab Research, Inc.
of 9980 Huennekens St, Suite 100, San Diego, CA 92121, U.S.A.
(TearLab)

Introduction

A.	MiniFAB and TearLab entered into a manufacturing and development agreement on 19 July 2011 which was subsequently varied by a deed executed in or about May 2013 (the agreement as amended being the Original Agreement).

B.	The parties have agreed to replace the Original Agreement with this Agreement to provide for:

(1)	the manufacture and supply of certain products, being initially the first product developed under the Original Agreement;

(2)	the terms and conditions governing the development of future products or variations to existing products;

(3)	the future alteration of the supply arrangements to provide for manufacture and supply of the relevant products through a MiniFAB owned and controlled entity based in the United States; and

(4)	the transition period of pricing mechanisms in the old agreement to the new agreement.

It is agreed

1.	Definitions and interpretation

1.1	Definitions

In this Agreement:

(1)	Affiliate means with respect to any person, any other person controlling, controlled by or under direct or indirect common control with such person. A person will be deemed to control a corporation (or other entity) if such person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation (or other entity), whether through the ownership of voting securities, by contract or otherwise.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(2)	Agreement means this document, including any schedule or annexure to it;

(3)	Base Card means the Osmolarity Test Card as further described In Schedule 2:

(4)	Business Day means a day that is not a Saturday, Sunday or any other day which is a public holiday or a bank holiday in Melbourne, Australia or California, United States;

(5)	cGMP means current Good Manufacturing Practices, as established by the FDA;

(6)	Commencement Date of Original Agreement means January 1, 2010;

(7)	Commercially Reasonable Efforts means the exercise of such efforts and commitment of such resources by MiniFAB as would be expended on, or committed by MiniFAB for, a comparable development or manufacturing program of a similar scope and at a similar stage in development or product lifecycle, comparable profit margin and potential, competitive landscape, and risk profile, in each case with due regard to the nature of efforts and cost required for such development or manufacturing and taking into account payments made by TearLab, or obligated to be made by TearLab, under this Agreement;

(8)	Confidential Information of a party means any Information (and all of its tangible and intangible embodiments of any kind whatsoever) provided by that party or its Representatives to the other party or its Representatives whether provided orally or in any form and is marked, identified as or otherwise acknowledged to be confidential at the time of disclosure to the other party; provided, however, that information, data and results generated by MiniFAB under the Original Agreement or the Original Development Agreement, or in the course of performing activities under this Agreement, that relate to TearLab’s technology or to the development of Product or prototypes thereof shall be deemed the Confidential Information of TearLab;

(9)	Dedicated Improvements has the meaning given in clause 9.3;

(10)	Deed Poll of Accession means a deed in the form of Schedule 4;

(11)	Default Rate means [***];

(12)	Delivery Point means the TearLab’s nominated warehouse in California, or such other place as may be agreed from time to time;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(13)	Effective Date means the date of execution of this Agreement by the last party signing it;

(14)	End Date means 30 June 2021:

(15)	FDA means the United States Food and Drug Administration;

(16)	Final Assembly Changeover Date means the operative date specified by MiniFAB under and in accordance with clause 2.2(3);

(17)	Force Majeure means any cause which is not within the reasonable control of the party affected by it including, acts of God, war declared or undeclared, civil disturbance, acts or omissions of government or other competent authority, fire, lightning, explosion or flood, but excludes any cause due to lack of demand or market success for the Products;

(18)	Governmental Agency means any court, administrative agency or commission or other governmental agency, body or instrumentality, domestic or foreign;

(19)	Information means any information or know-how pertaining to, or in the possession or control of, a party including, information concerning its business, systems, technology and affairs, such as:

(a)	financial, technological, strategic or business information, concepts, plans, strategies, directions or systems;

(b)	research, development, operational, legal, marketing or accounting information, concepts, plans, strategies, directions or systems;

(c)	technology, source and object codes for computer software, Intellectual Property rights and technical and historical information relating thereto;

(d)	customer and supplier information; and

(e)	information relating to the Product.

(20)	Insolvency Event in the context of:

(a)	MiniFAB means:

(i)	a receiver, receiver and manager, official manager, trustee, administrator, other controller (as defined in the Corporations Act 2001 (Cth)) or similar official is appointed, or steps are taken for such appointment, over any of the equipment or undertaking of MiniFAB:

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii)	MiniFAB is or becomes unable to pay its debts when they are due or is or becomes unable to pay its debts within the meaning of the Corporations Act 2001 (Cth) or is presumed to be insolvent under the Corporations Act 2001 (Cth);

(iii)	MiniFAB ceases to carry on business; or

(iv)	an application or order is made for the liquidation of MiniFAB or a resolution is passed or any steps are taken to liquidate or pass a resolution for the liquidation of MiniFAB otherwise than for the purpose of an amalgamation or reconstruction; and

(b)	TearLab or NewFAB means:

(i)	a receiver, receiver and manager, controller, managing controller, administrator, official manager, trustee or provisional or official liquidator is appointed over the assets or undertaking of TearLab or NewFAB;

(ii)	TearLab or NewFAB:

(A) suspends payments of its debts generally;

(B) enters into or resolves to enter into any arrangement, composition or compromise with, or assignment for the benefit of, its creditors or any class of them;

(C) files a petition in Chapter 7 bankruptcy under the U.S. Bankruptcy Code; or

(D) ceases to carry on business; or

(iii)	an order is made or resolution passed for the winding up or dissolution of TearLab or NewFAB other than for the purposes of solvent reconstruction or amalgamation; or

(iv)	in the case of TearLab, if TearLab Corporation suffers an ‘Event of Default’ under clause 11.01(1) of the ‘Term Loan Agreement’ (dated March 4, 2015 between TearLab Corporation, as borrower, and Capital Royalty Partners II L.P. and others (CRG), as lenders) and that default is not waived by the lenders.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(21)	Intellectual Property means any copyright, design (whether registered or unregistered), trademark (whether registered or unregistered), patent or patent application or invention, circuit layout, know-how, confidential information (whether such information is in writing or recorded in any other form) and other proprietary or personal rights arising from intellectual activity in the business, industrial, scientific or artistic fields;

(22)	Loss means any loss, damage, cost, interest, expense, fee, penalty, fine, forfeiture, assessment, demand, liability or damages incurred by a person to the extent resulting from any action, suit, claim, proceeding or cause of action brought against such party by a third party.

(23)	Manufacture means all the activities required to produce Product which complies with the Specifications including the manufacture, packaging, labelling, storage, handling and shipment of the Product;

(24)	MiniFAB Facility means the facility at 1 Dalmore Drive, Caribbean Business Park, Scoresby, Victoria, Australia;

(25)	Monthly Manufacturing Limit means initially 417,000 units of Product per month as varied in accordance with clause 4.2;

(26)	New Location means the new location for final assembly of the Product to be established in the United States, as advised under clause 2.1;

(27)	NewFAB means the new Affiliate of MiniFAB to be established in the United States;

(28)	Original Development Agreement means the development agreement for a tear collection interface device comprised of Terms of Business and the Project Proposal for Project Tear-Sense (Stage 0), each dated 17 November 2006 between MiniFAB and TearLab;

(29)	Quarter means each period of 3 months beginning 1 January. 1 April, 1 July and 1 October;

(30)	Price means the price payable by TearLab to MiniFAB for the supply of the Product, inclusive of all packaging, labelling, freight, insurance and all other shipping and handling charges, as set out in the Pricing Schedule;

(31)	Pricing Schedule means the Pricing Schedule set out in Schedule 1;

(32)	Product means the Base Card, together with the capsule and applicable packaging, all as further described in Schedule 2 and Schedule 3;

(33)	Provider means MiniFAB in respect of the Base Cards and the Supplier in respect of the further steps required to Manufacture Product;

(34)	Purchase Order means an order for Product as provided for in clause 4.1(1)(a);

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(35)	Registrations means all registrations or approvals required from the relevant Regulatory Authority or Authorities for the export, import, storage, promotion, supply, sale or other distribution in the Product;

(36)	Regulatory Authority means any Governmental Agency having responsibility for the regulation of, oversight of or whose approval is required for the manufacture, marketing, sale or supply of the Product or the facilities in which they are manufactured, processed or stored;

(37)	Regulatory Requirements means, collectively:

(a)	all laws and regulations and any and all other requirements of the FDA or any other Regulatory Authority that are mandatory to the manufacture, packaging, labelling, storage, handling and shipment of the Product by MiniFAB or NewFAB and, subject to clause 10.3, includes cGMP; and

(b)	all standards set by the International Organization for Standardization (ISO) that are mandatory to the manufacture, packaging, labelling, storage, handling and shipment of the Product by MiniFAB or NewFAB, including ISO 13485:2003 (Medical Devices Quality Management System), ISO 10993-1 (Biocompatibility), ISO 10993-5 (Biocompatibility: Cytotoxicity), and ISO 10993-10 (Biocompatibility: Sensitization and Irritation),

but excludes any law, regulation, requirement or standards that apply to the design, trials, marketing, sales or supply of the Product (and which do not also apply to the manufacture of the Product and/or to MiniFAB or NewFAB’s supply to TearLab hereunder);

(38)	Representative of a party means the employees, directors, agents or advisors of that party;

(39)	Requirement Definitions or PRD means the written documentation guiding MiniFAB’s development of the Product, including detailed requirement definitions for the Product, as agreed by the parties. The Requirement Definitions may be modified from time to time by mutual agreement of TearLab and MiniFAB in the course of ongoing development work for such Product, and MiniFAB agrees to use Commercially Reasonable Efforts to accommodate changes to the Requirement Definitions as TearLab may from time to time request;

(40)	Specifications means, with respect to the Product, the definitive written documentation guiding the manufacture, packaging, labelling, storage and handling of such product, prepared and agreed in accordance with clause 3,1 , and as modified from time to time by mutual agreement of TearLab and MiniFAB in accordance with clause 12;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(41)	Supplier means MiniFAB prior to the Final Assembly Changeover Date and NewFAB thereafter;

(42)	TearLab IP has the meaning given in clause 9.2;

(43)	Technical Agreement means the technical agreement entered into between MiniFAB or New FAB and TearLab with respect to the Product, as may be amended or replaced from time to time, which specifies their respective responsibilities for quality control and quality assurance and related activities and qualifications with respect to the Product;

(44)	Term means the term of this Agreement, including any extended term under clause 17.1; and

(45)	Transition Payments means the payments described as such and set out in the Pricing Schedule.

(46)	Volume Threshold means the sales by TearLab of the Product to end user customers exceed 1.075 million units over a period of 3 consecutive 3 month periods, that is months: 1, 2 and 3; 2, 3 and 4: and 3, 4 and 5.

1.2	Interpretation

(1)	Reference to:

(a)	one gender includes the others;

(b)	a person includes a body corporate;

(c)	a party includes the party’s executors, administrators, successors and permitted assigns;

(d)	a statute, regulation, code or other law or a provision of any of them includes:

(i)	any amendment or replacement of it; and

(ii)	another regulation or other statutory instrument made under it, or made under it as amended or replaced; and

(e)	dollars means US dollars unless otherwise stated.

(2)	“Including” and similar expressions are not words of limitation.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(3)	Where a capitalized word or expression is given a particular meaning, other parts of speech and grammatical forms of that capitalized word or expression have a corresponding meaning.

(4)	Headings and any table of contents or index are for convenience only and do not form part of this Agreement or affect its interpretation.

(5)	A provision of this Agreement must not be construed to the disadvantage of a party merely because that party was responsible for the preparation of the Agreement or the inclusion of the provision in the Agreement.

(6)	If an act must be done on a specified day which is not a Business Day, it must be done instead on the next Business Day.

2.	Establishment of New Location

2.1	MiniFAB to establish New Location

From the date this Agreement is signed, MiniFAB will work to establish a facility on the United States of America mainland (New Location) where NewFAB will undertake the final assembly of the Product.

2.2	Commencement of US final assembly

(1)	Not more than 6 months after the Volume Threshold is reached (or earlier if MiniFAB determines), provided there is at least 2 years remaining on the Term, MiniFAB and TearLab will meet in good faith to determine whether the projected manufacturing volume requirements for the remainder of the Term warrant investment in the New Location.

(2)	If the parties determine that a New Location is warranted, then MiniFAB must provide TearLab with written notice of the date on which the New Location will become operative for final assembly of the Product, which date shall be no later than 18 months after the date in which determination is made (Readiness Notice). The Readiness Notice will provide at least 3 months’ notice of the date that final assembly at the New Location will commence from. The Readiness Notice is to be accompanied by an executed Deed Poll of Accession, and if required provide details of NewFAB.

(3)	Upon receipt of the Readiness Notice TearLab may enter and inspect the New Location with a view to satisfying itself the New Location is reasonably suitable for the conduct of final assembly of the Product in accordance with this Agreement. If TearLab considers there are any deficiencies it will notify MiniFAB, and either the deficiencies must be rectified or otherwise resolved. If acceptance of the New Location for final assembly cannot be agreed between MiniFAB and TearLab within 2 months of the Readiness Notice, then the matter will be dealt with in accordance with clause 20. After acceptance and at least 2 weeks prior to the New Location becoming operative for final assembly of the Product, MiniFAB will provide TearLab with a further written notice specifying the operative date.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.3	Accession of NewFAB

At the appropriate time as provided for by clause 2.2 MiniFAB must deliver to TearLab an executed Deed Poll of Accession. Thereafter, as and from the Final Assembly Changeover Date, NewFAB will be bound to perform and discharge those obligations placed upon it as a Supplier under this Agreement.

2.4	Other markets - other locations

(1)	When TearLab sales to its customers of Product in agreed target markets other than the United States (Other Market Sales) reach levels to be agreed, MiniFAB will establish additional facilities to service those target markets in which the Product will undergo assembly and packaging ready for shipment to customers in those markets.

(2)	When Other Market Sales reach significant levels, but short of the levels referred to in clause 2.4(1), MiniFAB and TearLab will discuss whether other market distribution services might be warranted and could be established and priced on mutually beneficial basis.

2.5	Discuss warehousing

Within 2 months after receipt of the Readiness Notice under clause 2,2, TearLab will initiate discussions with MiniFAB in relation to the possibility of warehousing and logistics services being delivered to TearLab by MiniFAB.

3.	Manufacture of Product

3.1	Development of Specifications

The Specifications may be modified or amended by mutual written agreement of the Parties. In the event that TearLab requests changes to the Specifications MiniFAB agrees to use Commercially Reasonable Efforts to accommodate such requested changes.

3.2	Product compliance

MiniFAB shall set up the manufacturing process, manufacture the Product, and assemble and package the Product, all in accordance with the Specifications and all Regulatory Requirements. MiniFAB shall label the Product with such labels, tradenames, and trademarks as directed by TearLab.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.3	Supply and Purchase Obligations

(1)	MiniFAB shall manufacture the Product exclusively for TearLab; and MiniFAB shall sell the Product exclusively to TearLab or its designee; and unless the Parties otherwise agree MiniFAB shall not otherwise manufacture, sell, or distribute the Product to any third party.

(2)	TearLab must exclusively order the Product from MiniFAB unless there are Exceptional Circumstances or clause 3.3(5) applies . For the purposes of this Agreement, Exceptional Circumstances mean:

(a)	an inability by MiniFAB to provide the Product for 60 days; or

(b)	a 3 month period in which each delivery of Product has at least 10% of the Product failing to meet the Supply Requirements, and MiniFAB being unable to supply conforming replacement Product such that MiniFAB would have to exceed the Monthly Manufacturing Limit in the following two months in order to ensure that it was able to supply the forecast requirements of Product in those two months.

In the case that there are Exceptional Circumstances, MiniFAB may notify TearLab when the Exceptional Circumstances have been overcome and TearLab will be required, from 60 days after such notification, to be supplied exclusively with Product from MiniFAB; provided that TearLab shall have the right to fully honor any supply commitments incurred by TearLab resulting from the Exceptional Circumstances, to the extent that such commitment are not inconsistent with this Agreement.

(3)	MiniFAB hereby acknowledges that TearLab needs to obtain a reliable supply of the Product that meet certain quality, quantity and timing requirements, and agrees to comply with the following Supply Requirements:

(a)	ensure that each batch of Product is in full compliance with the Specifications (allowing for any failure rates specified in the Specifications); and

(b)	ensure that it does not for 3 successive months deliver to TearLab less than 95% of quantity of Product ordered by TearLab for delivery in those months in accordance with this agreement, after taking account of replacement Product.

(4)	If MiniFAB fails to comply with the Supply Requirements then:

(a)	MiniFAB must provide TearLab with the reasons for the non-compliance;

(b)	the parties must meet and discuss the reasons given by MiniFAB;

(c)	the parties must, acting reasonably, negotiate a mutually agreed remedy plan to address the reasons for the non-compliance; and

(d)	MiniFAB must implement the agreed remedy plan.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(5)	If MiniFAB:

(a)	gives notice to TearLab of Exceptional Circumstances or TearLab reasonably determines that the Exceptional Circumstances have occurred; or

(b)	fails to meet Supply Requirements more than 3 times in any 18 month period and is unable to satisfy TearLab (acting reasonably) that it will be able to maintain a reliable supply of the Product that meet the quality, quantity and timing requirements, then TearLab may order the Product from an alternative supplier.

(6)	MiniFAB acknowledges and agrees that in consideration for Customer’s agreement to purchase the Product exclusively from MiniFAB, TearLab shall be entitled to all remedies (which remedies shall be cumulative) available under this Agreement and under applicable law, including without limitation the reasonable cover remedy, subject to TearLab duty to reasonably mitigate the damages.

4.	Forecasting and ordering

4.1	Basic Forecast

(1)	15 Business Days before the 1st day of each calendar month, TearLab must submit to the Supplier a forecast of the quantity of the Product that TearLab expects to take delivery of in each of the next 12 months. This will be on the basis that:

(a)	Month 1 — will be a firm order for Product (Purchase Order), which the Supplier must accept and comply with, provided it is no more than 120% of the quantity specified in Month 2 of the prior forecast, does not breach the Upper Limit Rule below and is no more than the Monthly Manufacturing Limit;

(b)	Months 2 and 3 are constrained forecasts and cannot be more than 120% of the quantity specified in Months 3 and 4 respectively of the prior forecast;

(c)	Months 4 through 12 are best efforts forecasts by TearLab but are not binding in any way; and

(d)	The total of months 1 through to 6 multiplied by 1.2 represents an aggregate upper limit on the total orders for Product that the Supplier can be required to manufacture and deliver in that 6 month period (the Upper Limit Rule).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(2)	A Purchase Order constitutes an irrevocable offer in respect of the relevant month made by TearLab to the Supplier for the Product for the delivery of the Product to the Delivery Point all in accordance with the terms and conditions of this Agreement. Once received by the Supplier, the Purchase Order is firm and may not be cancelled or modified without the Supplier’s prior written consent.

(3)	Subject to clauses 4.1(4) and 4.2, the Supplier must accept a Purchase Order if the quantity of the Product the subject of the Purchase Order is no more than 120% of the most recent forecast for that month, it does not breach the Upper Limit Rule and is no more than the Monthly Manufacturing Limit (Complying Order). In addition, the Supplier agrees to use Commercially Reasonable Efforts to accept and satisfy an order which is not a Complying Order. In the event that TearLab places an order which is not a Complying Order, the Supplier shall:

(a)	accept the Purchase Order with respect to quantities that would mean the order is a Complying Order; and

(b)	notify TearLab in writing of those quantities (if any) exceeding such quantity as the Supplier is prepared to deliver, which together with the quantities accepted under clause 4.1(3)(a) will be taken to comprise the Purchase Order.

(4)	If the Supplier believes, on reasonable grounds, that a Purchase Order is materially incorrect or, to the extent a Purchase Order is not a Complying Order, the Supplier is not capable of satisfying the Purchase Order to the extent of such excess, the Supplier must notify TearLab as soon as possible. If the Supplier does not reject a Purchase Order to the extent of such excess within 5 Business Days of receipt of the Purchase Order, then the Supplier is deemed to have accepted the Purchase Order in full. Any rejection by the Supplier of a Purchase Order that is not provided for in this clause 4.1(4) is deemed to be a material breach of this Agreement for the purposes of clause 17.2(1).

4.2	Capacity increase

(1)	When the Volume Threshold is reached, provided that there is at least two years remaining in the Term, upon request by TearLab MiniFAB and TearLab will meet in good faith to determine whether the projected manufacturing volume requirements for the remainder of the Term warrant investment in an increase in its annual production capacity of Product to 10 million units (or some other capacity increase that is economically viable).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(2)	If the parties determine that an increase in its annual production capacity is warranted (including TearLab being satisfied that the capital expenditure is proportionate to the economic value likely to be derived), then MiniFAB will initiate an increase in its annual production capacity of Product to 10 million units per annum (or such other capacity increase as is agreed). MiniFAB will use Commercially Reasonable Efforts to have such increased capacity online within 12 months of such event occurring. When such increased capacity is on-line MiniFAB will advise TearLab and advise the new Monthly Manufacturing Limit.

(3)	When MiniFAB advises TearLab of the new Monthly Manufacturing Limit under clause 4.2(1), the increased capacity will be deemed to be a Requested Capacity Increase of 5 million Product units per annum for the purposes of clauses 4.3(2), 4.3(3) and 4.3(4).

4.3	Manufacturing Limit

(1)	TearLab may, at any time initiate discussions to determine whether the projected manufacturing volume requirements for the remainder of the Term warrant investment in an increase in MiniFAB’s annual production capacity (noting that on the basis of current manufacturing technology, economical increases will be in steps of 5 million Product units per annum). if the parties determine that an increase in annual production capacity is warranted, then TearLab may request that the production capacity be increased (Requested Capacity Increase).

(2)	If new facilities are required to meet the Requested Capacity Increase, there will be an 18 month lead time for the Requested Capacity Increase to come on-line, Otherwise, there will be a 12 month lead time for the Requested Capacity Increase to come on-line. Once the Requested Capacity Increase comes on-line MiniFAB will advise TearLab of the new Monthly Manufacturing Limit.

(3)	If MiniFAB agrees to meet a Requested Capacity Increase, TearLab must provide Purchase Orders in the 3 years after the Requested Capacity Increase comes online (or such shorter period which ends at the end of the Term) which require at least 80% of the Requested Capacity Increase to be utilised over the 3 years (or such shorter period which ends at the end of the Term) (the AP Period). Such calculation is to be done on the basis that the full capacity of the pre-existing production capacity is utilised, before the added capacity is used, even if the added capacity was actually utilised to produce the relevant Products.

(4)	If TearLab fails to provide Purchase Orders which meet the requirements of clause 4.3(3), TearLab will reimburse the Supplier for the un-recouped proportion of the capital expense of undertaking the Requested Capacity Increase as determined in accordance with the following formula. Once evidence of the capital expense is provided, TearLab will pay such compensation within 30 days.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CP =	RCIxAPx0.8 — PO	xCE
RCIxAP

Where:

CP is the compensation payable to MiniFAB, but may not be less than zero. RCI is the Requested Capacity Increase per annum.

AP is the period in years for which the increased capacity is on-line during the Term expressed in years, capped at a maximum of 3.

PO is the total number of units of Product supplied during the AP Period after deducting the capacity available during the AP Period before the Requested Capacity Increase.

CE is the capital expense of undertaking the Requested Capacity Increase. The Supplier will be required to provide evidence of this amount.

4.4	Management of stock levels of Product

(1)	TearLab will use all reasonable endeavours to order sufficient quantities of Product to ensure that, subject to the Supplier performing its obligations under this Agreement, TearLab maintains on hand in the United States a sufficient stock of Product which has been delivered by the Supplier to satisfy three months expected demand (Target Stock).

(2)	The relevant stock may be warehoused in whole or in part by the Supplier, subject to the parties agreeing commercial terms for that additional service.

4.5	Minimum Order Requirement

In any given period of 6 calendar months, TearLab must place in those 6 months aggregate Purchase Orders equal to 50% of the aggregate of the forecast orders for Product provided in the respect of the first month of that period (the Minimum Orders). If TearLab fails to do so, then it must pay to MiniFAB an amount equal to the Price (as set out in the Pricing Schedule) multiplied by the difference between the Minimum Orders and the actual aggregate Purchase Orders. Unless otherwise agreed, such amount, if any, will be calculated and invoiced by MiniFAB within 60 days of the end of the relevant 6 month period, and be payable by TearLab within 40 days of invoice. Where any such sum is paid, it will be deemed to be equivalent to a Purchase Order of the relevant number of Products in the month in which it is paid, and be taken into account in any further calculation under this clause in respect of that month.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.	Delivery

5.1	Product

MiniFAB will manufacture the Product ordered in respect of a month and deliver it CIP (Incoterms 2010) for no delivery charge to the Delivery Point by the end of the relevant month. In the event that any two or more consecutive monthly orders by TearLab in accordance with clause 4 are delivered more than forty-five (45) day after the end of the month to which they relate (unless some later date has been agreed), then TearLab shall be entitled to a ten percent (10%) discount on the Price of the Products which were not delivered at the end of that 45 day period. Provided that the Products are delivered within 90 days after the end of the relevant month, then the discount set out above is the sole and exclusive remedy of TearLab for any loss, damage or liability suffered or incurred by TearLab in connection with the delay. To avoid doubt, delivery occurs when the Products are available for inspection at the Delivery Point.

5.2	Inspection and Nonconforming Product

(1)	TearLab has the right to enter the MiniFAB Facility and inspect the Product within 14 days after delivery (or such longer time as provided in the Technical Agreement) and must accept the Product if they meet the Specifications. The Product will be deemed accepted if TearLab does not inspect the Product within such 14 day period. If TearLab fails to object in writing within the applicable period, then TearLab must accept the delivered Product. TearLab may reject the delivered Product only if the Product fail to meet the Specifications. If TearLab rejects the delivered Product, TearLab must provide MiniFAB in writing the reasons for the rejection and the reasonably available evidence to substantiate those reasons.

(2)	If TearLab rejects any Product, then MiniFAB shall promptly supply conforming replacement Product as soon as possible, whether or not MiniFAB agrees that TearLab properly rejected such Product. MiniFAB agrees to notify TearLab in writing if such replacement Product cannot be despatched from the MiniFAB Facility within five (5) Business Days.

(3)	If TearLab properly rejected the original Product, then:

(a)	TearLab’s payment for the rejected Product shall be deemed payment for the replacement Product; and

(b)	If it takes MiniFAB more than 1 month after the original required delivery date to deliver the replacement Product, then TearLab shall be entitled to a ten percent (10%) discount on the Price of the rejected Product, and provided the replacement Product are delivered within 2 months of the original required delivery date then that discount is the sole and exclusive remedy of TearLab for any loss, damage or liability suffered or incurred by TearLab in connection with the rejected Product.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(4)	If TearLab was not entitled to reject the original Product in accordance with clause 5.2(1) then TearLab shall pay for both the rejected Product and the replacement Product.

(5)	If the parties disagree whether TearLab properly rejected the original Product, then the parties shall refer such matter to a mutually acceptable, independent testing laboratory (the Testing Lab) to determine whether such Product were properly rejected. The fees and costs of the Testing Lab shall be borne by TearLab if the Testing Lab determines that the Product were improperly rejected and by MiniFAB if the Testing Lab determines that the Product were properly rejected. If the Testing Lab is unable to determine whether the rejected Product met the Specifications, then either party may submit the matter to the dispute resolution process in clause 20.

(6)	TearLab may withhold payment for any rejected Product (and only the rejected Product) until:

(a)	MiniFAB delivers conforming Product, or

(b)	the Testing Lab or dispute resolution process determines that the Product rejected by TearLab met the Specifications.

5.3	Risk and title

(1)	Risk in the Product will remain with the Supplier until the Product is provided at the Delivery Point.

(2)	Property in the Product supplied by the Supplier to TearLab under this Agreement does not pass to TearLab until the money owing for the Product has been paid in full. If TearLab in the meantime takes custody of the Product, TearLab retains them as bailee of the Supplier. Once title to Products passes to TearLab, the Supplier retains a lien on them in respect of other monies payable to it by TearLab.

5.4	Quality Control

MiniFAB shall conduct all quality control testing of the Product supplied under this Agreement prior to delivery in accordance with the relevant Technical Agreement and applicable Laws. MiniFAB shall, and shall cause its subcontractors to, retain records and samples of Product relating to such testing, and samples (identified by batch number) of the Product supplied to TearLab, in each case in conditions and for times as required by applicable Law (collectively, Delivery Samples), and shall provide TearLab with reasonable access to the Delivery Samples for testing and other purposes on TearLab’s request. If TearLab conducts quality control testing of Product after their delivery to TearLab, TearLab must use the same analytical methodology as used by MiniFAB. Upon written request from TearLab, MiniFAB shall provide a reasonably detailed description of the analytical methodology used by MiniFAB for quality control testing of the Product.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.	Price

6.1	Pricing Schedule

The Price for the Product is set out in the Pricing Schedule.

6.2	Provisions of the Pricing Schedule

To the extent the Pricing Schedule contains any provisions inconsistent with the body of this Agreement the provisions of the Pricing Schedule apply.

6.3	Invoicing

MiniFAB will invoice TearLab the Price for Product after shipment to the Delivery Point.

6.4	Payment

TearLab must pay all undisputed invoices within 40 days after date of the invoice.

6.5	Interest

If TearLab fails to pay an amount on the due date for any undisputed payment, TearLab must additionally pay interest at the Default Rate on the amount outstanding. Interest will be calculated and payable monthly, computed on the last day of each month on the maximum outstanding during that month, from the due date until all amounts are paid in full. MiniFAB may apply any payments received from TearLab against the interest on outstanding amounts first.

6.6	Transition Payments

In addition to the Price for the Product TearLab must pay the Transition Payments to MiniFAB on the dates set out in the Pricing Schedule,

7.	Disaster Recovery Planning

7.1	Duplicate final assembly Cell

Once the Volume Threshold is reached, provided there is at least 2 years remaining on the Term, MiniFAB and TearLab will meet in good faith to determine whether the projected manufacturing volume requirements for the remainder of the Term warrant investment in a duplicate final assembly and packaging cell at an alternative and separate secured location within the MiniFAB Facility or New Location.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.2	Base Card stock

(1)	MiniFAB will manufacture and hold a supply of Base Cards, to enable MiniFAB to re-establish its Manufacturing capacity within a reasonable period following a disaster event. The supply will be as agreed, but will not be less than 3 months’

(2)	After the Final Assembly Changeover Date, 2 months’ supply of the Base Card stock held under clause 7.2(1) will be held in the New Location.

8.	Development of New Products

8.1	R&D Services

(1)	R&D Services for New Products include:

(a)	project management services relating to the development of the New Product;

(b)	assisting TearLab in the development, validation and finalisation of the Requirement Definitions for the New Product;

(c)	assisting TearLab in the development, validation and finalisation of the Specifications for the New Product;

(d)	using Commercially Reasonable Efforts to develop processes, methodology and technology to manufacture the New Product;

(e)	using Commercially Reasonable Efforts to evaluate and recommend appropriate technology necessary to manufacture the New Product;

(f)	using Commercially Reasonable Efforts to develop and construct plant and equipment necessary to manufacture the New Product; and

(g)	such other services as specified in a Development Order.

(2)	R&D Services exclude.

(a)	the initial formulation of and research on the Requirement Definitions for the New Product;

(b)	carrying out experiments, clinical tests or other validation methodologies in relation to the New Product;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)	preparations or filings relating to obtaining Registration for the New Product;

(d)	sales, distribution, marketing or public release of the New Product;

(e)	patent review; and

(f)	legal or other professional advisory services.

8.2	Request for development

(1)	TearLab may, from time to time, request MiniFAB in writing to provide R&D Services to develop a New Product (Development Request).

(2)	Subject to clause 8.2(4), if and when TearLab elects, in its discretion, to develop a Second Product, TearLab agrees that it will provide an opportunity for MiniFAB to provide the R&D Services with respect to the Second Product, as follows:

(a)	TearLab shall provide a written Development Request for the Second Product pursuant to clauses 8.2(1) and 8.2(3);

(b)	the parties shall discuss in good faith the anticipated activities under the Development Request and capabilities required to perform such activities;

(c)	if MiniFAB does not wish to undertake to perform the applicable R&D Services for the Second Product, MiniFAB agrees to promptly notify TearLab in writing;

(d)	if MiniFAB wishes to perform the applicable R&D Activities for the Second Product, MiniFAB shall propose the financial terms under which it is willing to undertake the R&D Services specified in the Development Request; and

(e)	if MiniFAB has appropriate capability to perform such R&D Activities for the Second Product as set forth in the Development Request, and offers to perform such activities on financial terms that are at least as favorable to TearLab as other bids for conducting such R&D Services TearLab receives from third parties with capability of performing such R&D Services, then TearLab shall engage MiniFAB for the conduct of such R&D Services for the Second Product. In such event, the parties shall prepare and sign a mutually agreed written Development Order, which shall set forth the activities to be conducted, timelines, deliverables, financial terms, and other mutually agreed terms and conditions regarding such R&D Services. Such Development Order shall be consistent with the intellectual property provisions and other applicable terms and conditions of this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Subject to the foregoing and clause 8.2(5), TearLab may engage any other person to provide R&D Services and TearLab shall have no obligation to engage MiniFAB to perform any R&D Services. For clarity, TearLab shall not be obligated to engage MiniFAB to perform R&D Services for any New Product other than the Second Product.

(3)	A Development Request must include:

(a)	a detailed description of the New Product;

(b)	draft Requirement Definitions for the New Product; and

(c)	a draft project plan including a proposed timetable.

(4)	MiniFAB will consider a Development Request and notify TearLab in writing whether or not MiniFAB accepts the Development Request within 20 Business Days of receipt of the request. If MiniFAB fails to respond within that time period, then it is deemed to have rejected the Development Request. To avoid doubt, MiniFAB is not required to provide any reason for rejecting a Development Request. It is understood that the Development Request is intended as an opportunity for the parties to negotiate terms and conditions on which MiniFAB may conduct the applicable R&D Services for TearLab. Accordingly, (i) MiniFAB shall not be obligated to accept any Development Request, and (ii) except as expressly set forth in clause 8.2(2)(e) with respect to the Second Product, TearLab shall not be obligated to engage MiniFAB to conduct R&D Services. Without limiting the foregoing, if MiniFAB rejects (or is deemed to have rejected) the Development Request for the Second Product, then despite clause 8.2(2), TearLab may engage another service provider to provide R&D Services in respect of that Development Request. TearLab shall have no obligation to offer to MiniFAB any further opportunity, or to engage MiniFAB, to perform any R&D Services except as expressly set forth under clause 8.2(2).

(5)	Without limiting anything else in this clause 8, if TearLab wishes to develop any New Product that is relevant to MiniFAB’s technology, it must provide MiniFAB with the opportunity to submit a proposal for the performance of the work by providing a Development Request. TearLab may also tender the development work in respect of the New Product to any other person, but it must give MiniFAB a final opportunity to quote on the work before offering the job to someone else.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.3	Development Order

(1)	If MiniFAB accepts a Development Request, then:

(a)	MiniFAB will provide TearLab with a revised draft project plan including proposed milestones and payment milestones; and

(b)	the parties must meet within 20 Business Days of the acceptance to meet and discuss the Development Request with the intent to finalise a Development Order.

(2)	The parties will act reasonably in negotiating the terms of the Development Order.

(3)	To avoid doubt, neither party is bound by a Development Request, a Development Order or any obligations to develop a New Product until the relevant Development Order is signed by both parties.

8.4	Provision of R&D Services

(1)	MiniFAB will provide the R&D Services in accordance with the relevant Development Order in a diligent and ethical manner, with due care and skill and to a high professional standard, in accordance with this Agreement, and all applicable Regulatory Requirements.

(2)	MiniFAB will use Commercially Reasonable Efforts to meet any milestones agreed in the relevant Development Order. Each Development Order may specify the agreed-upon remedies that shall apply for any failure by MiniFAB to meet such milestones, or otherwise fail to perform the R&D Services in accordance with clause 8.4(1).

8.5	Responsibilities of each party

(1)	MiniFAB is responsible for and will bear the costs and expenses associated with:

(a)	the provision of the R&D Services in accordance with the relevant Development Order (Development Expenses); and

(b)	the construction and acquisition of any plant and equipment and other related capital expenditures relating to the R&D Services.

(2)	TearLab will develop, validate and finalise the Requirement Definitions and the Specifications of the New Product in consultation with MiniFAB. MiniFAB will assist TearLab in accordance with the R&D Services.

(3)	TearLab is solely responsible for and will bear all costs and expenses associated with all activities relating to the research and development of the New Product that are not expressly included as part of R&D Services or that are expressly excluded from the R&D Services.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.6	Ownership of Requirement Definitions and Specifications

The Requirement Definitions and the Specifications of any Product and all Intellectual Property rights relating to any Product, the Requirement Definitions and the Specifications therefor are and will remain to be owned solely by TearLab. MiniFAB hereby assigns all Intellectual Property subsisting in the foregoing to TearLab.

8.7	Payment for R&D Services

TearLab will pay MiniFAB for the provision of the R&D Services in accordance with payment milestones specified in the relevant Development Order.

8.8	Other matters relating to Development Order

Prior to the Successful Completion of a New Product, the parties will meet and negotiate (acting reasonably) the following items relating to the New Product:

(1)	the Pricing Schedule for the New Product;

(2)	the Manufacturing and Ordering Schedule (including the Annual Production Capacity) for the New Product, if any; and

(3)	if the New Product is a replacement or successor of an existing Product, variations to the Manufacturing and Ordering Schedule of the existing product (including the Annual Production Capacity and Expected Limit) for that existing Product.

8.9	Prototype Acceptance Testing

(1)	If required under the relevant Development Order, the parties will conduct acceptance testing of the New Product in accordance with this clause 8.9.

(2)	Promptly upon completion of the development of the New Product, MiniFAB shall manufacture and supply to TearLab a reasonable number of prototype units for the purposes of TearLab’s testing and evaluation, together with such documentation (including without limitation the QA test report), materials and equipment reasonably necessary for TearLab to perform testing and evaluation of the prototype. It is understood that the mutually agreed Development Order may provide for the supply and testing of multiple sets of prototype units for the New Product at different stages of development (such as, for example, alpha prototypes and beta prototypes).

(3)	TearLab may reject the prototype of the New Product only if it does not conform to the Requirement Definitions. TearLab must accept the prototype of the New Product if it conforms to the Requirement Definitions.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(4)	If TearLab rejects the prototype then TearLab must notify MiniFAB of the reasons for such rejection and MiniFAB will have thirty (30) days to cure such defect or non-conformance or dispute TearLab’s rejection pursuant to the dispute resolution process under clause 19. TearLab may require MiniFAB to resubmit revised prototype units to TearLab for testing and evaluation until the prototype fully conforms to the Requirement Definitions of the Product.

(5)	Upon TearLab’s acceptance of the New Product (“Acceptance”), TearLab shall promptly inform MiniFAB in writing.

8.10	Successful Completion

Successful Completion in relation to a New Product means:

(1)	if the relevant Development Order provides a definition - the meaning ascribed to that term in the Development Order; or

(2)	the Acceptance of a New Product by TearLab, as such term is defined in clause 8.9.

8.11	Discontinuance — Unable to finalise Requirement Definitions

If the parties are unable to finalise the Requirement Definitions for the New Products by the deadline specified in the relevant Development Order (or after a reasonable time if no such deadline is specified), then either party may discontinue the relevant Development Order by notifying the other party in writing, in which case TearLab will be solely responsible for all Development Expenses incurred up to that point in time and any other unavoidable costs reasonably incurred by MiniFAB in connection with the discontinuance.

8.12	Discontinuance — TearLab

TearLab may discontinue the development of any New Product at any time upon written notice, in which case MiniFAB will invoice, and TearLab must pay, all outstanding amounts that are payable in accordance with the payment milestones specified in the Development Order for the R&D Services actually rendered by MiniFAB prior to the termination of the relevant Development Order. It is understood and agreed that any R&D Services with respect to the Second Product and any other New Product will be undertaken in reasonable stages in order to provide TearLab an opportunity to evaluate the results of the R&D Services in each such stage and to determine whether TearLab, in its discretion, wishes to cease development of the Second Product or other New Product. In the event that TearLab unilaterally discontinues development of the Second Product and terminates the corresponding R&D Services (other than as a result of MiniFAB’s inability or unwillingness to conduct such R&D Services, or as set forth in clause 17.2) prior to MiniFAB’s shipment of beta prototypes, then TearLab agrees that it will provide an opportunity for MiniFAB to provide the R&D Services with respect to development of its next subsequent New Product (excluding any New Products then already under contract for development by third parties) as set forth in clause 8.2(2), subject to the terms of clause 8.2(4).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.13	Definitions used in this clause

(1)	New Products means any test cards developed pursuant to this Agreement and any other goods that the parties agree are New Products. For the avoidance of doubt, New Products do not include the first Product;

(2)	Second Product means the first New Product developed pursuant to this Agreement, which the parties intend to be a test cards similar to the first Product, provided that such product would be designed to measure either (i) a marker other than osmolarity, or (ii) both osmolarity and one other additional marker:

9.	Intellectual Property

9.1	Ownership of Requirement Definitions and Specifications

The Requirement Definitions and the Specifications of the Product and all Intellectual Property rights relating to the Product, the Requirement Definitions and the Specifications are and will remain owned solely by TearLab.

9.2	TearLab Background IP

TearLab shall retain ownership of any pre-existing Intellectual Property rights in materials and information provided by TearLab to the Provider for use by the Provider for the purposes of undertaking activities under this Agreement.

9.3	MiniFAB Background IP

(1)	MiniFAB shall retain ownership of any pre-existing Intellectual Property rights in materials, information, tools and methodologies provided by MiniFAB for the purposes of undertaking activities under this Agreement, and any improvements to them (except to the extent that those improvements relate solely to the Product (Dedicated Improvements)) (collectively, “MiniFAB Background IP”) and MiniFAB hereby grants TearLab a worldwide, non-exclusive, royalty-free license (with the right to grant and authorize sublicenses) to make, have made, use, offer for sale, sell and otherwise exploit MiniFAB Background IP as may be required to make, have made, use, offer for sale, sell and otherwise exploit the Product or incorporated into processes or procedures for manufacturing or testing the Product.

(2)	All MiniFAB Background IP shall be treated by TearLab and its sublicensees and their third party manufacturers as Confidential Information of MiniFAB; provided, however, that

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a)	TearLab may disclose the MiniFAB Background IP to actual and potential investors, sublicensees, advisors and/or contract manufacturers of Base Cards or finished Products, in each case under reasonable and customary terms of confidentiality; and

(b)	TearLab and its sublicensees and contract manufacturers may disclose such information as is reasonably necessary in seeking regulatory approvals in connection with the manufacture, clinical development, use or commercialization of Product.

9.4	Limited licences

(1)	Subject to the terms and conditions of this Agreement, TearLab grants a non-exclusive licence (TearLab Licence) in respect of any Intellectual Property, know-how and technical information owned (or licensed with the right to sublicense) by TearLab relating to the Manufacture of the Base Cards or final assembly of the finished Product (TearLab IP) to:

(a)	MiniFAB to perform MiniFAB’s obligations under this Agreement, which licence may not be sublicensed (except lo the extent necessary to allow MiniFAB to subcontract as permitted under clause 16), is royalty free and continues only during the Term:

(b)	NewFAB to perform NewFAB’s obligations under this Agreement, which licence may not be sublicensed (except to the extent necessary to allow MiniFAB to subcontract as permitted under clause 16), is royalty free and continues only during the Term; and

(c)	MiniFAB to reproduce, use and modify the TearLab IP solely for the purposes of manufacturing, marketing, distributing and selling the Product in accordance with clause 17.5, which licence may be sublicensed, is royalty bearing in accordance with clause 17.5(2)(e), and continues for the term provided in clause 17.5(2)(b), and is irrevocable.

(2)	Under the licences granted in clauses 9.4(1)(a) and 9.4(1)(b) MiniFAB and NewFAB may only use the TearLab IP to the extent necessary or desirable to perform their obligations under this Agreement.

9.5	Provision of TearLab IP materials

TearLab will provide or otherwise make available all information and materials relating to the TearLab IP known to or possessed by TearLab that are reasonably necessary to enable MiniFAB and NewFAB to perform their obligations under this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.6	Ownership of TearLab IP and Improvements to TearLab IP

(1)	All TearLab IP, together with all improvements to TearLab IP, including any modifications and developments made thereto by MiniFAB or NewFAB, and any Dedicated Improvements (collectively, TearLab Improvements), shall be the sole property of TearLab. MiniFAB and NewFAB hereby assign to TearLab their entire right, title and interest in TearLab Improvements. TearLab Improvements will be included in TearLab IP and covered by the TearLab Licence.

(2)	All TearLab IP shall be treated by MiniFAB and NewFAB as Confidential Information of TearLab.

(3)	MiniFAB and NewFAB shall promptly disclose to TearLab all TearLab Improvements, and provide TearLab with copies of all information available to MiniFAB and NewFAB regarding TearLab Improvements.

(4)	To the extent any of the rights that the parties intend to be assigned by MiniFAB or NewFAB to TearLab (as set forth in clause 9.1 and this clause 9.6) cannot be assigned by MiniFAB or NewFAB to TearLab, MiniFAB or NewFAB (as relevant) hereby grant to TearLab an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sub-licensees) to practice such non-assignable rights, title and interest. To the extent any of such rights can be neither assigned nor licensed by MiniFAB or NewFAB to TearLab, MiniFAB and NewFAB hereby irrevocably waive and agree never to assert such non-assignable and non-licensable rights, title and interest against TearLab or any of TearLab’s licensees or successors in interest to such non-assignable and non-licensable rights.

9.7	IP Warranties and indemnity

(1)	TearLab warrants that TearLab has the right and authority to grant the TearLab Licence.

(2)	TearLab shall indemnify and at all times holds harmless MiniFAB and NewFAB against any Losses resulting from a third person’s claim against MiniFAB or NewFAB alleging that the use of TearLab IP by MiniFAB or NewFAB constitutes an infringement of any Intellectual Property of that third person; provided, however, that TearLab shall not be obligated to indemnify MiniFAB or NewFAB, and MiniFAB and NewFAB shall indemnify and at all times hold harmless TearLab against any such Losses (i.e., Losses arising from third party claims of infringement), to the extent the alleged infringement results from any modifications and developments made to TearLab IP by MiniFAB or NewFAB other than in accordance with instructions contained in any Specifications.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.8	Assurance of TearLab Licence

MiniFAB acknowledges that certain parts of the TearLab IP may incorporate or exploit Intellectual Property that is licensed from University of California, San Diego (UCSD IP). If MiniFAB’s rights under clause 17.5 take effect, TearLab will (providing MiniFAB remains within the licensure requirements):

(1)	provide MiniFAB with all information and materials relating to the UCSD IP, including explanations on which parts of the TearLab IP incorporate or exploit the UCSD IP;

(2)	use its best endeavours to procure a sub-licensable licence direct to MiniFAB to allow MiniFAB reproduce, use and modify the UCSD IP solely for the purposes of manufacturing, marketing, distributing and selling the Product in accordance with clause 17.5, which licence is only to take effect from the date as provided in clause 17.5; and

(3)	facilitate, and provide all reasonable assistance to MiniFAB in relation to, any negotiations for a direct licence between MiniFAB and the University of California, San Diego in respect of the UCSD IP.

9.9	Infringement and protection of TearLab IP

TearLab is solely responsible for the protection, defence and maintenance of the TearLab IP. However, MiniFAB and NewFAB will promptly notify TearLab if they are aware of any infringement of the TearLab IP by any third person.

9.10	Base Card Moulds

(1)	Notwithstanding the previous provisions of this clause 9, all injection moulds directed to the Base Cards that are paid for directly by TearLab and invoiced as a separate item will belong to TearLab, otherwise they will be owned by MiniFAB.

(2)	All rights in and to such injection moulds, shall be owned by MiniFAB and are not part of TearLab IP. MiniFAB will cooperate with TearLab in good faith to assist TearLab in such manner as TearLab may reasonably request if such moulds are required to be duplicated,

(3)	In the event that this Agreement is terminated for any reason, MiniFAB will still provide reasonable assistance to TearLab under clause 9.10(2) on reasonable commercial terms as agreed between MiniFAB and TearLab.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.	Obligations of MiniFAB

10.1	Cooperation with TearLab

MiniFAB will (a) provide TearLab with analytical and manufacturing documentation, internal progress reports, regulatory compliance files and quality assurance files, and other relevant information as requested by TearLab regarding quality control for the Product supplied under this Agreement, (b) reasonably cooperate with TearLab in responding to all requests for information from customers and the relevant Regulatory Authorities having jurisdiction to make such requests, and (c) on a quarterly basis, prepare and submit to TearLab a production capacity development plan addressing MiniFAB’s efforts to increase production capacity to meet TearLab’s forecasts, and participate in a review thereof with TearLab. TearLab must bear any reasonable pre-approved out-of-pocket costs incurred by MiniFAB pursuant to this clause 10.1. If TearLab refuses to pre-approve any such reasonable costs described in the preceding sentence on request by MiniFAB, then MiniFAB is released from its obligations under this clause 1001 in respect of the obligations that are subject of, and to the extent subject of, those costs that TearLab refused to pre-approve.

10.2	Regulatory licences

MiniFAB and at the appropriate time NewFAB must at its own cost obtain and comply with all necessary licences, consents, permits and regulations which may from time to time be required by the relevant Regulatory Authorities to carry out their obligations under this Agreement. Where necessary, TearLab is responsible for obtaining all Registrations and approvals for the export of the Products from Australia or supply of the Products anywhere in the world.

10.3	Regulatory approvals and exemptions

As between the parties, TearLab shall be responsible, in its discretion, for activities in seeking Registrations and other regulatory approvals from applicable Regulatory Authorities with respect to the Product (including any CLIA waiver from the FDA in respect of the FDA 510(k) application for the TearLab system which uses the Product developed under the Original Agreement).

10.4	Lot records

Without limiting the generality of clause 10.1, on a monthly basis, MiniFAB must retain and furnish to TearLab for analysis by TearLab’s Quality Department:

(1)	samples of each lot of Product supplied under this Agreement; and

(2)	quality control records,

to the extent required by the Specifications and all applicable Regulatory Requirements.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.5	Facility Audits

TearLab shall have the right, during normal business hours and upon reasonable notice, to audit the Provider’s facility (or any one of such facilities) at which the Products are manufactured for compliance with the Specifications, the Regulatory Requirements, and the terms and conditions of this Agreement. MiniFAB shall give TearLab prior written notice (whenever reasonably feasible) of any Governmental Agency inspection of any facility, and shall permit a representative of TearLab to be present at such inspection. MiniFAB shall promptly provide to TearLab copies of all notices, correspondence and other materials delivered to or received from the Governmental Agency regarding such facility or the Products.

11.	Meeting

11.1	During the Term, MiniFAB and TearLab will endeavour to meet at least every 6 months to discuss and review the state of the relationship between them. Each of them must ensure that at least one of its senior representatives attend each meeting. Any such meeting may be teleconferenced.

11.2	MiniFAB and TearLab will alternate to organise the meeting. The person responsible for organising the meeting must prepare a formal agenda prior to the meeting and organise formal minutes to be taken and distributed to ail attendees after the meeting takes place. Each party may provide its suggest agenda items. The compulsory topics for the agenda are as follows:

(1)	review of previous minutes; and

(2)	progress of any development and registration.

11.3	The parties acknowledge that the Pricing Schedule is based on various assumptions relating to demands, pricing and profitability of the Product. If either MiniFAB or TearLab reasonably considers that these assumptions are not valid, then they will, on request from the other party, discuss the impact of these invalid assumptions on the Pricing Schedule. The parties may (but are not obliged to) agree to amend the Pricing Schedule in accordance with the process set out in clause 23.4, inclusive of the minimum order amount.

12.	Amendments to Specifications

12.1	Compliance with Regulatory Requirements

In the event that TearLab or MiniFAB becomes aware of any changes or any pending changes in any applicable Regulatory Requirements which could affect the manufacture of the Product, TearLab or MiniFAB, as applicable must promptly notify the other in writing of any such change or proposed change and the Specifications of the Product must then, if necessary be amended by mutual written agreement of the MiniFAB and TearLab. Such change will become effective and binding on the Provider from a date agreed by MiniFAB and TearLab. Costs and expenses reasonably incurred by the Provider to implement the amendments to the Specifications required under this clause 12.1 may be reflected in the Price of Product as set forth in clause 12.3.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.2	Voluntary changes

Either MiniFAB or TearLab may suggest changes in the Specifications by notifying the other in writing in reasonable detail of such suggested changes. MiniFAB and TearLab must negotiate in good faith with a view to agreeing to the suggested changes and who will bear the cost of the same. If they agree in writing upon the suggested changes, including the lead-time for implementing such changes, the relevant Specifications must be amended accordingly, and any such change will become effective and binding on the Provider from a date agreed by them. Notwithstanding the foregoing, TearLab shall not be obligated to agree to any change to Specifications proposed by MiniFAB,

12.3	Cost of amendments to Specifications or changes in Regulatory Requirements

Unless otherwise agreed by the parties, it is understood that the Price of the Product will be adjusted up or down by an amount equal to the increase or decrease in the Provider’s costs (as determined by the parties’ mutually agreed cost model, which shall not include amounts allocable to other products or to facilities or equipment not utilized for Product) as a result of changes in Regulatory Requirements and/or changes in the Specifications. Subject to clauses 12.1 and 12.2, TearLab is responsible for all pre-approved reasonable out-of-pocket costs and expenses incurred by the Provider to implement any changes to the Specifications under this clause 12. It is understood and agreed that if TearLab pays for the purchase of capital equipment under this clause 12.3, then (i) TearLab shall be the owner of such equipment, (ii) such equipment shall not be used in the manufacture or testing of any products other than the Product, and (iii) and the parties shall reasonably cooperate to execute and file such documents as are reasonably required to evidence and protect TearLab’s ownership interest in such equipment. In the event MiniFAB proposes an upward adjustment in the Price of Product under this clause 12.3, TearLab shall have the right, at its sole cost, to designate an independent accounting firm reasonably acceptable to MiniFAB to audit MiniFAB’s books and records to verify the amount of the cost increase claimed by MiniFAB to determine the rights of the parties as described above in this clause 12.3.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.	Registrations, safety and Product liability

13.1	Registrations of Products

TearLab is responsible for the sales, marketing and distribution of the Product, and is also responsible for:

(1)	obtaining all necessary Registrations for the Product; and

(2)	maintaining records of all sales of Product sufficient to adequately administer a recall, market withdrawal or correction for such period as is required under applicable regulations.

MiniFAB agrees to maintain all applicable records relating to the Manufacture of Product supplied hereunder for a period of 5 years after they are supplied hereunder, as more particularly set forth in the relevant Technical Agreement. Thereafter, MiniFAB shall notify TearLab in writing before destroying any such records and, if requested by TearLab, agrees to transfer all such records to TearLab or its designee at TearLab’s expense.

13.2	Adverse events

TearLab must promptly disclose to MiniFAB during the Term any information it acquires which relates to the safety of the Product, including, inter alia, all side effects, injury, toxicity or sensitivity reactions including unexpected or increased incidence and severity thereof. All such information will be treated as Confidential Information of TearLab.

13.3	Notification of defects

In the event the Provider becomes aware of any defect in the Product it will immediately notify TearLab in writing and provide it with a full disclosure of the defect or non-compliance.

13.4	Recalls

(1)	The parties each must notify the other promptly and in writing if any Product is requested or required to be the subject of a recall, market withdrawal or correction (Recall).

(2)	TearLab is solely responsible for the handling and disposition of any Recall and will assume all regulatory responsibility for such matters, including responsibility for all communications with the relevant Governmental Agencies. MiniFAB shall diligently cooperate with TearLab in the administration of any recall.

(3)	If a Recall is necessary because the Product does not comply with the relevant Requirements, and that non-compliance is caused by the fault of the Provider then the Provider will bear the reasonable cost of the Recall. In all other cases TearLab is solely responsible for the cost of the Recall.

(4)	For the purposes of clause 13.4(3), ‘reasonable cost’ means those costs incurred as a direct result of the non-compliance, and which costs are to be reduced to the extent that TearLab contributed to or failed to reasonably mitigate such costs.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

14.	Insurance

14.1	Required Insurance from MiniFAB

MiniFAB must take out and maintain during the Term in respect of both itself and NewFAB:

(1)	all insurances required by law, including workers compensation insurance in accordance with relevant law; and

(2)	public liability insurance for an amount of not less than A$2 Million per claim and in the aggregate.

14.2	Required Insurance from TearLab

TearLab must take out and maintain during the Term:

(1)	all insurances required by law, including workers compensation insurance in accordance with relevant law; and

(2)	product liability insurance for an amount of not less than US$2 Million per claim in the aggregate.

14.3	Evidence of insurance

Each party must, if reasonably requested by the other party, provide the other party with evidence that the each insurance required to be taken out by the party pursuant to this clause 14 exists and is current.

15.	Warranties

15.1	Product warranties

Each of MiniFAB and NewFAB warrant that

(1)	the Product Manufactured under this Agreement will comply with the Specifications and shall be free from defects in material and workmanship;

(2)	the facilities for Manufacture of the Product shall be maintained and operated in compliance with all applicable Regulatory Requirements; and

(3)	all Product shall be Manufactured in compliance with the Specifications.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

16.	Sub-Contractors

(1)	Except with respect to laser ablation and etching and injection moulding activities, which activities shall be conducted at MiniFAB’s Facility unless otherwise agreed by the parties, the Provider may engage sub-contractors to perform the Provider’s obligations under this Agreement upon express prior written consent of TearLab, which consent shall not be unreasonably withheld.

(2)	Without limitation, it is agreed that if TearLab is not comfortable that a proposed sub-contractor has the requisite capabilities and that such proposed sub-contractor will protect TearLab’s Intellectual Property rights and that such proposed subcontractor will comply with the terms and conditions set forth in this Agreement (including assignment of intellectual property), or if such proposed sub-contractor is involved in the manufacture, development or commercialization of products competing with the Product, then it shall be reasonable for TearLab to withhold approval of such proposed sub-contractor.

(3)	The appointment of sub-contractors shall not affect or diminish the Provider’s responsibilities and obligations under this Agreement, and the Provider shall ensure the compliance of each such subcontractor with the confidentiality obligations and other obligations of the Provider set forth in this Agreement.

17.	Term, breach and termination

17.1	Term

(1)	This Agreement commences on the Effective Date and continues for an initial period ending on the End Date.

(2)	Either party will have the right to extend this Agreement for an additional term of five (5) years, which right is to be exercised by notice in writing to the other party at least 6 months before the End Date, provided that if there has been a significant movement in the cost of raw materials so as to render the continuation of the Agreement untenable in the reasonable opinion of MiniFAB, then MiniFAB will give notice of that fact to TearLab and the parties will negotiate in good faith to amend the terms to the extent necessary to achieve a sustainable agreement.

(3)	If this Agreement is extended under clause 17.1(2) then after the renewal date TearLab will have the option to purchase MiniFAB’s rights to exclusivity under this Agreement for $1,500,000. The option may be exercised by giving six (6) months’ notice to MiniFAB.

(4)	If this Agreement is extended under clause 17.1(2) then at the end of that further term this Agreement shall automatically renew for an additional term of five (5) years, unless either party provides the other party with a written notice of non-renewal at least 6 months prior to the end of the then current term.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

17.2	Termination for cause - MiniFAB

(1)	TearLab commits a material breach of this Agreement and fails to correct the breach within 60 days after written notice to do so;

(2)	TearLab fails to carry out any material provision of this Agreement and the failure is not capable of remedy; or

(3)	an Insolvency Event occurs in relation to TearLab.

17.3	Termination for cause - TearLab

Notwithstanding clause 17.1, TearLab may terminate this Agreement effective immediately upon the giving of written notice to MiniFAB (Defaulting Party) if:

(1)	MiniFAB or NewFAB commits a material breach of this Agreement and fails to correct the breach within 60 days after written notice to do so;

(2)	MiniFAB or NewFAB fails to carry out any material provision of this Agreement and the failure is not capable of remedy; or

(3)	an Insolvency Event occurs in relation to the MiniFAB or NewFAB.

17.4	Effect of termination

(1)	Upon termination or expiry of this Agreement for any reason other than due to an Insolvency Event in relation to TearLab or breach by TearLab:

(a)	the Supplier will complete the delivery of all outstanding Purchase Orders;

(b)	TearLab will be bound to purchase and MiniFAB will be bound to manufacture into Product, sell and supply, the whole of its stock of cards held by it. This is subject to an upper limit equal to the then outstanding limit on total orders created by the Upper Limit Rule, with TearLab having an option to purchase any excess quantity that may be available.

The Supplier will invoice and TearLab will pay for the Product in accordance with the usual terms of this Agreement.

(2)	Upon termination or expiry of this Agreement for any reason:

(a)	TearLab must pay all outstanding undisputed invoices for all completed Purchase Orders; and

(b)	each party must immediately return the Confidential Information of the other party to the other party.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(3)	In the event of any termination of this Agreement other than a termination for cause by MiniFAB under clause 17.2, TearLab shall have the right to require MiniFAB:

(a)	to provide all reasonable assistance as requested by TearLab, including transfer of technology, materials, information and documentation, to enable TearLab to manufacture the Product internally or to secure the production and supply of the Product by a third party contractor (whether or not all or part of such technology, materials, information and documentation falls within the MiniFAB Background IP owned by MiniFAB); and

(b)	to provide TearLab with the consultancy services of all key engineering personnel of MiniFAB to effect or support such transfer of technology and/or the license to MiniFAB Background IP.

TearLab shall pay MiniFAB for the time spent by MiniFAB’s key personnel in conducting such technology transfer activities as may be requested by TearLab, at MiniFAB’s reasonable and customary rates for similar consultancy, and shall reimburse MiniFAB’s out-of-pocket expenses incurred in conducting such technology transfer.

(4)	Except as provided in clause 17.5, termination is without prejudice to the rights of either party for any prior breach.

17.5	Continuing right to manufacture

(1)	The parties acknowledge that if this Agreement is terminated by MiniFAB prior to the End Date as a result of TearLab being the subject of an Insolvency Event or breach by TearLab or TearLab’s inability to supply the market, such premature termination deprives MiniFAB of the opportunity to earn an appropriate return on its investment in the Products and its expected return from the full expected performance of this Agreement through its expected term. Accordingly, this clause provides certain rights to MiniFAB under these scenarios. Both parties recognize that a significant portion of TearLab’s ability to market and sell its products is subject to a license and royalty agreement with the University of California at San Diego (UCSD). Both parties also acknowledge that no rights conferred in this Agreement can conflict or go beyond the rights granted to TearLab under its current agreement with UCSD and as amended.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(2)	In recognition of the above, it is agreed that if TearLab ceases to trade or otherwise ceases to supply the Product to the market for a period of at least 60 days for reasons other than (1) lack of supply of product, or (2) a regulatory recall or action which prohibits supply into the market, and no new party acquires the assets to allow it to supply the Product to the market, then MiniFAB will have the right to make and supply the Product to the existing users in the global market, and the following provisions will apply from the termination of this Agreement:

(a)	MiniFAB’s obligation under clause 3.3(1) to manufacture the Product exclusively for TearLab and to sell the Product exclusively to TearLab or its designee, and not otherwise to manufacture, sell, warehouse or distribute the Product to any third party shall terminate;

(b)	TearLab irrevocably appoints MiniFAB as its worldwide, non-exclusive distributor to market, distribute and sell the Base Cards and/or finished Product, for the period through to 5 years after the End Date commencing from the effective date of termination of this Agreement;

(c)	Unless otherwise agreed by MiniFAB, TearLab must maintain the regulatory approvals for the Product, and MiniFAB will reimburse TearLab for the costs and expenses reasonably incurred by TearLab in maintaining the regulatory approvals;

(d)	MiniFAB will manufacture the Product on behalf of TearLab in accordance with the Regulatory Requirements, and may market, distribute and sell the Product anywhere in the world, subject to regulatory approvals; and

(e)	MiniFAB will pay TearLab a royalty in respect of the ongoing use of the TearLab IP and reliance on the regulatory approvals for the Product equal to 5% of the price received by MiniFAB for the Product, net of any tax (excluding income tax), excise or other governmental charge upon or in relation to the sale of the Product (less any amounts payable to UCSD under the licence contemplated in clause 9.8(2)), plus an amount equivalent to any amount payable by TearLab to UCSD in respect of the sales of the Product by MiniFAB, such royalty to be calculated and paid on a monthly in arrears basis.

17.6	Survival

All clauses that by their nature survive expiration or termination of this Agreement will remain in force. For the avoidance of doubt, clauses 1, 1.1, 9.1, 9.6, 9.7(2), 9.8, 13.1, 13.4, 15, 9.2, 17, 18, 19, 20, 22 and 23 survive termination.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

18.	Liability and Indemnity

18.1	Indemnity by TearLab

TearLab shall indemnify MiniFAB and NewFAB and their Representatives against ail Losses incurred by any of them as result of claims by third persons against any of them arising directly or indirectly as a result of:

(1)	any grossly negligent, unlawful, fraudulent or wilful misconduct committed by TearLab or its Representatives in the performance of this Agreement;

(2)	the marketing, promotion, sale or supply of the Product by TearLab; or

(3)	TearLab’s failure to obtain, maintain or comply in any respect with any Registrations,

except, in each case, to the extent Losses result from any event described in clause 18.2.

18.2	Indemnity by MiniFAB

MiniFAB shall indemnify TearLab and its Representatives against all Losses incurred by them as a result of claims by third persons against TearLab arising directly or indirectly, to the extent resulting from:

(1)	any grossly negligent, unlawful, fraudulent or wilful misconduct committed by the MiniFAB or NewFAB or their Representatives in the performance of this Agreement;

(2)	any manufacturing defect in any Product supplied to TearLab, or any failure of any Product to conform to the Specifications; or

(3)	the failure to obtain and maintain all necessary governmental permits for the development and manufacture of Product hereunder,

except, in each case, to the extent Losses result from any event described in clause 18.1.

18.3	General provisions applicable to indemnities

(1)	A party (the “Indemnitee”) that intends to claim indemnification under this clause 18 shall promptly notify the other party (the “Indemnitor”) of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification.

(2)	The Indemnitor shall have the right to assume and control the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee shall have the right to retain its own counsel to participate in the defense, subject to Indemnitor’s right to control the defense.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(3)	The indemnity obligations under this clause 18 shall not apply to amounts paid in settlement of any Loss if such settlement is effected without the prior express written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.

(4)	The failure to deliver notice to the Indemnitor within a reasonable time after notice of any relevant claim, or the commencement of any such action or other proceeding shall not relieve such Indemnitor of all liability to the Indemnitee under this clause 18 with respect thereto, but if such failure is prejudicial to the Indemnitor’s ability to defend such claim, and if such prejudice results in Losses that otherwise would likely have been avoided or reduced if timely notice had been given, then the Indemnitor shall be relieved of said part of the Losses.

(5)	The Indemnitor may not settle or otherwise consent to an adverse judgment in any such claim, that diminishes the rights or interests of the Indemnitee without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed (it being understood that no consent by the Indemnitee is required for the Indemnitor to obtain a full release of all claims by a third person against an Indemnitee in exchange solely for the payment of a settlement amount by Indemnitor).

(6)	The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any claim covered by this clause 18.

(7)	The indemnities contained in this clause 18 do not negate the obligation of the party having the benefit of such indemnity to mitigate its Losses: and are continuing obligations on each party, separate and independent of any other obligation.

18.4	No consequential damages

Except for any liability under clause 19 or the indemnity provided under clauses 18.1 or 18.2, to the extent permitted by law, neither party will be liable to the other party in any circumstances for any special, incidental, punitive, exemplary, consequential or any other indirect loss or damage, or in any event for any loss of revenue, loss of production, loss of profit or loss of data.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

19.	Confidentiality

19.1	Prohibited acts

Neither party may, without the other party’s prior written consent, copy or disclose or cause to be copied or disclosed any Confidential Information of the other party other than to the extent that such Confidential Information must be disclosed:

(1)	to the party’s sub-contractors, employees, legal advisers, auditors, investors or other consultants in order for this Agreement to be performed, provided that the recipients of the information undertake in writing to the party to keep that information strictly confidential; or

(2)	to Regulatory Authorities as required to obtain or maintain any regulatory approvals.

19.2	Permitted uses

Each party may only make use of Confidential Information of the other party to the extent necessary to enable the party to perform its obligations or exercise its rights under this Agreement.

19.3	Excluded Information

For the purposes of this clause, Confidential Information does not include any information which the receiving party can establish:

(1)	was in the public domain when it was disclosed to the receiving party;

(2)	becomes, after being disclosed to the receiving party, part of the public domain, except through disclosure contrary to this Agreement;

(3)	was already in the receiving party’s possession when it was disclosed to the receiving party and was not otherwise acquired from the other party directly or indirectly; or

(4)	was lawfully disclosed to the receiving party by a third party having the unrestricted legal right to disclose that information without requiring the maintenance of confidentiality.

Prior to making a disclosure of information which the receiving party alleges is no longer or never was Confidential Information by virtue of falling within one of the above exceptions, the receiving party must give to the other party 10 Business Days’ notice of the proposed disclosure and the reasons for the exception applying,

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

19.4	Compulsory disclosures

The obligations of confidentiality in this clause do not apply to a receiving party where the receiving party is required under the lawful compulsion of any court, tribunal, authority or regulatory body to disclose any Confidential Information of the other party. Provided that before a party discloses any Confidential Information pursuant to the foregoing it must provide the other party with reasonable notice to enable it to seek a protective court order or other remedy in respect of the Confidential Information, and it must provide the other party with all assistance and co-operation which the other party considers necessary to obtain such protective court order or other remedy.

19.5	Protection of information

Each party must notify the other party in writing immediately upon the discovery of arty apparent unauthorised use or disclosure of any Confidential Information and take all reasonable steps to enforce the confidentiality obligations imposed or required to be imposed by this clause 19 including diligently prosecuting at its cost any breach or threatened breach of any such confidentiality obligations by any person to whom it has disclosed or allowed access to the Confidential Information or at the other party’s option making all reasonable efforts to assist the other party to help regain possession of the Confidential Information and prevent any further unauthorised disclosure or use.

19.6	Confidentiality of agreement

The parties must maintain absolute confidentiality concerning the existence and subject matter of this Agreement and no public announcement or communication relating to the negotiations of the parties or the existence, subject matter or terms of this Agreement may be made or authorised by a party without the prior written approval of the other party except that the following disclosures may be made in relation to this Agreement:

(1)	by either party to its sub-contractors, employees, auditors, consultants, professional advisers, bankers, financial advisers, financiers, investors and potential investors upon those persons undertaking to keep confidential any information so disclosed; or

(2)	to comply with any applicable law or requirement of any Governmental Agency or of any public stock exchange on which shares of the disclosing party are listed.

19.7	Return of Confidential information

Each party agrees that on termination or expiration of this Agreement it will deliver to that other party any and all materials containing or embodying that other party’s Confidential Information and any copies thereof; provided that each party shall be entitled to retain one (1) copy of the other party’s Confidential Information, to be kept at such party’s legal files for use solely for the purpose of ensuring continued compliance with the terms of this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

20.	Disputes

20.1	Attempt to Settle

If a dispute arises between the parties in connection with this Agreement then the parties must use all reasonable endeavours acting in good faith to settle the dispute as soon as practicable.

20.2	Limitations on Court Proceedings

A party must not commence court proceedings in relation to a dispute arising in connection with this Agreement until it has exhausted the procedures in this clause 20, unless the party seeks urgent interlocutory relief.

20.3	Disputes relating to Products

If the dispute relates to whether or not a particular Product meets the relevant Specifications and the Regulatory Requirements, then the parties must submit the dispute to an independent laboratory, which will act as an expert in determining whether or not the Product meets the relevant Specifications and the Regulatory Requirements; provided, however, that if it is not technically feasible to make such independent laboratory determination in connection with a particular dispute (e.g., if insufficient number of samples of a relevant lot of Product is available), then such dispute shall be determined by arbitration under clause 20.5.

20.4	Other disputes

If a dispute does not relate to whether or not a particular Product meets the relevant Specifications and the Regulatory Requirements and the parties are unable in good faith to settle the dispute within 20 Business Days after the dispute arose, then either party may submit the matter to arbitration under clause 20.5.

20.5	Arbitration

(1)	If any dispute arises under, or in connection with, this Agreement and/or in connection with any breach or alleged breach of this Agreement, and such matter is not resolved pursuant to clause 20.1 or 20.3 or by other agreement of the parties, such matter shall be finally resolved through binding arbitration as set forth in this clause 20.5. Either party may initiate arbitration of such a matter, and the party initiating arbitration of such dispute must give to the other party or parties to the dispute notice specifying the dispute and requiring its resolution under this clause 20.5 (Notice of Dispute). Such Notice of Dispute shall be given in accordance with the arbitration rules specified under this clause 20.5.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(2)	Each such dispute is by this clause 20.5 referred to binding arbitration for final resolution. The arbitration must be conducted in:

(a)	Melbourne, Australia if the Notice of Dispute is given by TearLab; and

(b)	San Diego California, USA, if the Notice of Dispute is given by MiniFAB.

(3)	If the parties have not agreed upon the arbitrator within 7 days after the Notice of Dispute is given, the arbitrator will be appointed in accordance with the then-current rules of the International Centre for Dispute Resolution.

(4)	The arbitrator must not be a present or former member, officer, employee or agent of a party to the dispute or a person who has acted as a mediator or advised any party in connection with the dispute.

(5)	The arbitration shall be conducted in accordance with the then-current rules of the International Centre for Dispute Resolution by one (1) arbitrator appointed in accordance with such rules. The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the parties must expend for discovery; provided the arbitrator shall permit such discovery as the arbitrator deems necessary to permit an equitable resolution of the dispute. The arbitrator shall not order or require discovery against either party of a type or scope that is not permitted against the other party. The costs of the arbitration, including administrative and arbitrators’ fees, shall be shared equally by the parties, and each party shall bear its own costs and attorneys’ and witness’ fees incurred in connection with the arbitration. Any arbitration subject to this Article shall be completed within one (1) year from the filing of notice of a request for such arbitration. No punitive damages may be granted by the arbitrator. The arbitration proceedings and the decision shall not be made public without the joint consent of the parties, and each party shall maintain the confidentiality of such proceedings and decision unless otherwise permitted by the other party, except to the extent (and solely to the extent) either party is required to disclose such information by applicable securities or other laws. The parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the arbitrator. Any award may be entered in a court of competent jurisdiction for a judicial recognition of the decision and applicable orders of enforcement, and either party may apply to any court of competent jurisdiction for appropriate temporary injunctive relief pending resolution of any arbitration proceeding. The arbitrator shall provide a written arbitration award setting forth the arbitrator’s findings on material questions of law and of fact, including references to the evidence on which the findings of fact were based. Each party may be represented by a qualified legal practitioner or other representative.

(6)	This clause 20.5 applies even where the Agreement is otherwise void or voidable.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

20.6	Continuing Obligations

Except as specifically provided in this Agreement, the parties must continue to perform their obligations under this Agreement despite the existence of a dispute or any steps being taken under this clause 20.

21.	Force Majeure

21.1	Party not liable

Where a party is required under this Agreement to perform an obligation or do any act or thing by a designated time or date (Obligation), the party is not liable for any delay in performing or for failure to perform an Obligation where the delay or failure arises from Force Majeure and that party has complied with this clause.

21.2	Notice of Force Majeure

A party who claims Force Majeure must

(1)	give the other party prompt notice of the Force Majeure with reasonably full particulars and an estimate of the extent and duration of its delay in performance, or inability to perform; and

21.3	Termination in case of Force Majeure

If the delay continues beyond 30 days after the notice given under clause 21.2, the parties must meet to discuss in good faith a mutually satisfactory resolution of the problem and, if unable to achieve such a resolution within a further 60 days, either party may elect to terminate this Agreement by 30 days’ prior written notice to the other.

22.	Notices

22.1	A notice or other communication connected with this Agreement (Notice) has no legal effect unless it is in writing.

22.2	In addition to any other method of service provided by law, the Notice may be:

(1)	sent by prepaid post to the address of the addressee set out in this Agreement or subsequently notified;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(2)	sent by facsimile to the facsimile number of the addressee;

(3)	sent via email to the email address of the addressee; or

(4)	delivered at the address of the addressee set out in this Agreement or subsequently notified.

22.3	If the Notice is sent or delivered in a manner provided by clause 22.2, it must be treated as given to and received by the party to which it is addressed:

(1)	if sent by facsimile or email, on the next Business Day at the place of receipt, unless a transmission failure notice is received by the sender; or

(2)	if sent by post or otherwise, upon receipt by the addressee.

22.4	Despite clause 22.3(1):

(1)	a facsimile is not treated as given or received unless at the end of the transmission the sender’s facsimile machine issues a report confirming the transmission of the number of pages in the Notice;

(2)	a facsimile is not treated as given or received if it is not received in full and in legible form and the addressee notifies the sender of that fact by the close of the Business Day on which it would otherwise be treated as given and received.

23.	General

23.1	Communication

Each party will on an ongoing basis by fully responsive to requests from the other for approvals or the provision of information relevant to the first party’s activities under the Agreement.

23.2	Further assurance

Each party must promptly at its own cost do all things (including executing and if necessary delivering all documents) necessary or desirable to give full effect to this Agreement, to the extent commercially reasonable to do so.

23.3	Entire understanding

This Agreement is the entire agreement and understanding between the parties on everything connected with the subject matter of this Agreement and supersedes any prior agreement or understanding on anything connected with that subject matter on the going-forward basis from the Effective Date.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

23.4	Variation

An amendment or variation to this Agreement is not effective unless it is in writing and signed by the parties.

23.5	Assignment within corporate structure

Neither party may assign its right or obligations under this Agreement without the consent of the other party, except where the assignee is related body corporate to the assignor. In this clause, where a body corporate is: (a) a holding company of another body corporate; or (b) a subsidiary of another body corporate; or (c) a subsidiary of a holding company of another body corporate; the first-mentioned body and the other body are related to each other.

23.6	No assignment of bare IP

TearLab may not assign the benefit of any Intellectual Property rights granted by MiniFAB or NewFAB under this Agreement independent of the obligations of this Agreement without the written consent of MiniFAB, which may be given on such terms as it reasonably considers necessary to protect its right under this Agreement.

23.7	Waiver

A party’s failure or delay to exercise a power or right does not operate as a waiver of that power or right. The exercise of a power or right does not preclude either its exercise in the future or the exercise of any other power or right. A waiver is not effective unless it is in writing. Waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

23.8	Costs and outlays

Each party must pay its own costs and outlays connected with the negotiation, preparation and execution of this Agreement.

23.9	Governing law and jurisdiction

This Agreement shall be governed and construed in accordance with the laws of England, United Kingdom

23.10	Affiliates Actions

Each party will ensure that none of its affiliates takes any action which is inconsistent with that Party’s obligations under this Agreement, or which if it was done or not done under this Agreement by that party would amount to a breach of this Agreement by that party.

[Signature page follows]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Executed as an agreement.

Executed by MINIFAB (AUST) PTY LTD
in accordance with section 127 of the
Corporations Act 2001:

/s/ Michael Wilkinson	/s/ Erol Harvey
Director/company secretary	Director

Michael Wilkinson	Erol Harvey
Name of director/company secretary	Name of director
(BLOCK LETTERS)	(BLOCK LETTERS)

Signed for and on behalf of TearLab
Research, Inc. by its authorized
representative in the presence of:

/s/ Wes Brazell	/s/ Seph Jensen
Signature of witness	Signature of authorised representative

Wes Brazell	Seph Jensen
Name of witness	Name of authorised representative
(BLOCK LETTERS)	(BLOCK LETTERS)

940 S. Kimball, Southlake, TX, USA
Address of witness

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1 - Pricing Schedule

2.	Price

Both parties acknowledge the need for a pricing transition structure to address the pricing mechanisms under the Original Agreement as well as the existing inventory as of the date of the Agreement. The Initial TCI Card Volume and the Transition Payments noted below represent complete disposition of any pricing adjustments from the Original Agreement. In addition, the Initial TCI Card Volume up to [***] units are for the first units of product purchased in the aggregate without regard to year. After an aggregate of [***] products are purchased, the price of all units will revert to $[***] per unit until the Final Tier Trigger is reached.

The Price for each Product is as set out in the tables below.

Initial TCI Card Volume*	TCI Card Price USD
[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

*	The ‘Final Tier Trigger’ is reached on the earlier of:

(1)	the date when the annual card volume in any twelve (12) month period exceeds 4,500,000 cards; or

(2)	March 31, 2018

All sales of cards from MiniFAB to TearLab made after the date on which the Final Tier Trigger occurs will be based on the Final Tier pricing set out in the table below.

Final Tier TCI Card Volume**	TCI Card Price USD
[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

**	TCI Card Price per Product will be determined at the end of each month, by reference to the relevant Final Tier TCI Card Volume to be applicable to orders placed in the following month based on the total number of Products ordered in the rolling twelve (12) month period ending on the last day of the expiring month.

The Transition Payments to be made by TearLab to MiniFab are set out in the table below.

Transition Payment Timing	Amount USD
[***]	[***]

[***]	[***]

[***]	[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 2

Base Card

Name

Osmolarity Tear Collection Interface Base Chip (Base TCI cards)

Description

A Base Test Card for collecting tear fluid and measuring osmolarity, as more particularly described in the applicable Requirements Definitions and Specifications.

Osmolarity Base Test Chip means the tear collection device, without capsule and packaging, developed by MiniFAB and TearLab to measure osmolarity. The osmolarity test card (TCI card interface) is described in PRD0001 (A copy of which is annexed to this Agreement).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 3

Finished Product

Name

Osmolarity Test Cards (TCI cards)

Description

A Test Card for measuring osmolarity, as more particularly described in the applicable Requirements Definitions and Specifications.

Osmolarity Test Card means the tear collection device developed by MiniFAB and TearLab to measure osmolarity. The osmolarity test card (TCI card interface) is described in PRD0001 (A copy of which is annexed to this Agreement).

All price and cost information is based on a tested and packaged osmolarity test card, packaged and configured as mutually agreed.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 4

Deed Poll of Accession

Deed Poll dated

Name

Address

(Acceding Party)

Introduction

This deed poll is supplemental to the Manufacturing and Supply Agreement between MiniFAB (Aust) Pty Ltd and TearLab Research, Inc. (TearLab) dated on or about [date] (Manufacturing and Supply Agreement).

Operative part

1.	The Acceding Party confirms that it has been supplied with a copy of the Manufacturing and Supply Agreement and covenants with all present parties to the Manufacturing and Supply Agreement (whether original or by accession) (“Parties’’) to observe, perform and be bound by the Manufacturing and Supply Agreement so that the Acceding Party is deemed, from the date on which a copy of this deed poll is delivered to TearLab, to be a party to the Manufacturing and Supply Agreement.

2	This deed poll is governed in accordance with the laws of England, United Kingdom.

3.	The Acceding Party’s address details for services of notices under the Manufacturing and Supply Agreement are:

Name:	#Company name#’
Attention:	#name#
Address:	#address#
Facsimile no:	#fax number#
Electronic mail address:	#email address#

Executed as a deed poll.

[Insert appropriate execution clause]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Annexure A

Requirement Definitions of Product

[#To be inserted]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Annexure B

Specifications for Product

[# To be inserted]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Annexure C

Manufacturing Plan Version 1.1

[#To be inserted]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.